Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Wednesday, April 27, 2016	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS
First Quarter Reported EPS of $0.09 and Adjusted EPS of $0.11 on Net Sales of $1.6 Billion

DULUTH, GA – April 27 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.6 billion for the first quarter of 2016, a decrease of approximately 8.4% compared to net sales of approximately $1.7 billion for the first quarter of 2015. Reported net income was $0.09 per share for the first quarter of 2016 and adjusted net income, excluding restructuring and other infrequent expenses, was $0.11 per share. These results compare to reported net income of $0.34 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $0.43 per share for the first quarter of 2015. Excluding unfavorable currency translation impacts of approximately 5.2%, net sales in the first quarter of 2016 decreased approximately 3.2% compared to the first quarter of 2015.

First Quarter Highlights

•	Regional sales results(1): North America (11.6)%, Europe/Africa/Middle East (“EAME”) +4.2%, South America (21.2)%, Asia/Pacific (“APAC”) +19.4%

•	Regional operating margin performance: EAME 7.6%, North America (0.2)%, South America 0.3%, APAC (3.5)%

•	Inventory at March 31, 2016: approximately $109 million lower than March 31, 2015 on a constant currency basis(1)

•	Full-year earnings per share guidance remains at $2.30

•	Share repurchase program reduced outstanding shares by 1.4 million

•	Quarterly dividend increased 8% to $0.13, effective first quarter of 2016

(1)As compared to first quarter 2015, excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“AGCO’s first quarter results reflect the cyclicality and seasonality of our industry,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “As anticipated, global market conditions continued to weaken, impacting our revenue and margin performance. In addition, our first quarter results reflect the impact of lower production to manage dealer and company inventory levels in advance of the spring selling season. At the end of March, inventory levels at AGCO were approximately $110 million below prior year levels on a constant currency basis, and we continue to make progress reducing dealer inventory as well. While our focus on cost management to mitigate market pressures continues, we are maintaining a strong level of investment in new products and technologies, as demonstrated by an increase in engineering expense planned for 2016 compared to 2015. We are confident that these investments along with initiatives in market development, factory efficiency and improved service levels will drive long-term benefits for AGCO.”

Market Update

Industry Unit Retail Sales

Three months ended March 31, 2016	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(12)%	(17)%
South America	(42)%	(20)%
Western Europe	(3)%	(2)%

(1)Excludes compact tractors.

“Growing global grain stocks are pressuring commodity prices, and estimates call for 2016 farm income to remain below 2015 levels,” continued Mr. Richenhagen. “In North America, weaker income prospects for row crop farmers resulted in significantly lower industry retail sales of high-horsepower tractors, combines and sprayers. Higher industry sales of small and mid-size tractors, due to more normal conditions in the livestock sector and general economy, have provided a partial offset to the decline in large agricultural equipment. First quarter industry retail sales in Western Europe declined more modestly from 2015 levels. Milk prices declined further, and demand from dairy producers remained weak, while lower commodity prices kept market demand soft from the arable farming segment. Significantly lower industry retail sales in the United Kingdom and Germany were partially offset by increases in France and Finland. Regional industry demand declined more severely in South America during the first quarter. In Brazil, growing political and economic uncertainty is impacting farmer confidence, resulting in substantially lower end-market demand for equipment. More supportive government policies in Argentina have contributed to higher sales in that market. Despite the difficult conditions experienced in the first quarter, we remain confident in the long-term fundamentals supporting commodity prices and farm income as well as healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$408.4	$472.5	(13.6)%	(1.9)%
South America	144.2	249.0	(42.1)%	(20.9)%
Europe/Africa/Middle East	924.1	908.1	1.8%	(2.5)%
Asia/Pacific	82.6	73.0	13.2%	(6.3)%
Total	$1,559.3	$1,702.6	(8.4)%	(5.2)%

(1) See appendix for additional disclosures

North America

AGCO’s North America net sales decreased 11.6% in the first three months of 2016 compared to the same period of 2015, excluding the negative impact of currency translation. Dealer inventory reduction efforts and softer industry demand, particularly from the row crop sector, contributed to lower sales. Declines in sales of sprayers, implements and high horsepower tractors were partially offset by modest growth in parts and low horsepower tractor sales. Lower sales and production volumes along with a weaker sales mix contributed to a reduction in income from operations of approximately $18.2 million for the first three months of 2016 compared to the same period in 2015.

South America

Net sales in the South American region decreased 21.2% in the first three months of 2016 compared to the first three months of 2015, excluding the impact of unfavorable currency translation. Significant sales declines in Brazil were partially offset by growth in Argentina. Income from operations decreased approximately $12.7 million for the first three months of 2016 compared to the same period in 2015 due to lower sales and production volumes, the negative impact of currency translation and a weaker mix of sales.

Europe/Africa/Middle East

Net sales in AGCO’s EAME region increased 4.2% in the first three months of 2016 compared to the same period in 2015, excluding unfavorable currency translation impacts. Higher sales in France and Scandinavia were partially offset by sales declines in Germany, the United Kingdom and Italy. Income from operations decreased approximately $10.2 million for the first three months of 2016, compared to the same period in 2015, due to a weaker sales mix, higher engineering expenses as well as unfavorable currency translation impacts.

Asia/Pacific

Net sales in AGCO’s Asia/Pacific region, excluding the negative impact of currency translation, increased 19.4% in the first three months of 2016 compared to the same period in 2015 due primarily to increased sales in China. Losses from operations decreased approximately $9.1 million in the first three months of 2016, compared to the same period in 2015, due to higher sales and production levels in China.

Outlook

Lower industry demand for farm equipment across all regions is expected to continue to negatively impact AGCO’s sales and earnings for the remainder of 2016. AGCO’s 2016 net sales are expected to reach $7.0 billion. Gross and operating margins are expected to be below 2015 levels due to the negative impact of lower sales and production volumes, a weaker sales mix and increased investment in product development. Benefits from the Company’s cost reduction initiatives are expected to partially offset the volume-related impacts. Based on these assumptions, 2016 earnings per share are targeted at approximately $2.30, excluding restructuring and other infrequent expenses.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, April 27, 2016. The Company will refer to slides on its conference call.

Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, restructuring and other cost reduction initiatives, production volumes, tax rates, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 40% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, grain storage and protein production systems, seeding and tillage implements and replacement parts.  AGCO products are sold through five core machinery brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra® and are distributed globally through a combination of approximately 3,100 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2015, AGCO had net sales of $7.5 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$247.9	$426.7
Accounts and notes receivable, net	942.5	836.8
Inventories, net	1,725.8	1,423.4
Other current assets	296.9	211.4
Total current assets	3,213.1	2,898.3
Property, plant and equipment, net	1,380.0	1,347.1
Investment in affiliates	419.0	392.9
Deferred tax assets	110.1	100.7
Other assets	149.2	136.5
Intangible assets, net	535.6	507.7
Goodwill	1,169.2	1,114.5
Total assets	$6,976.2	$6,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$93.1	$89.0
Senior term loan	227.8	217.2
Accounts payable	673.9	625.6
Accrued expenses	1,065.8	1,106.9
Other current liabilities	202.7	146.7
Total current liabilities	2,263.3	2,185.4
Long-term debt, less current portion and debt issuance costs	1,257.5	925.2
Pensions and postretirement health care benefits	231.2	233.9
Deferred tax liabilities	95.5	86.4
Other noncurrent liabilities	195.3	183.5
Total liabilities	4,042.8	3,614.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	246.3	301.7
Retained earnings	3,993.0	3,996.0
Accumulated other comprehensive loss	(1,365.9)	(1,460.2)
Total AGCO Corporation stockholders’ equity	2,874.2	2,838.3
Noncontrolling interests	59.2	45.0
Total stockholders’ equity	2,933.4	2,883.3
Total liabilities and stockholders’ equity	$6,976.2	$6,497.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2016	2015
Net sales	$1,559.3	$1,702.6
Cost of goods sold	1,244.6	1,354.7
Gross profit	314.7	347.9
Selling, general and administrative expenses	211.2	211.2
Engineering expenses	71.2	68.8
Restructuring and other infrequent expenses	1.9	10.6
Amortization of intangibles	11.0	10.5
Income from operations	19.4	46.8
Interest expense, net	10.5	10.2
Other expense, net	11.3	9.8
(Loss) income before income taxes and equity in net earnings of affiliates	(2.4)	26.8
Income tax (benefit) provision	(0.4)	10.6
(Loss) income before equity in net earnings of affiliates	(2.0)	16.2
Equity in net earnings of affiliates	12.2	13.7
Net income	10.2	29.9
Net (income) loss attributable to noncontrolling interests	(2.4)	0.2
Net income attributable to AGCO Corporation and subsidiaries	$7.8	$30.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.09	$0.34
Diluted	$0.09	$0.34
Cash dividends declared and paid per common share	$0.13	$0.12
Weighted average number of common and common equivalent shares outstanding:
Basic	83.0	88.8
Diluted	83.1	89.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net income	$10.2	$29.9
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	55.5	54.1
Deferred debt issuance cost amortization	0.4	0.4
Amortization of intangibles	11.0	10.5
Stock compensation expense	5.5	2.4
Equity in net earnings of affiliates, net of cash received	(8.3)	(12.5)
Deferred income tax provision	(8.7)	(2.8)
Other	(0.1)	(0.1)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(57.2)	(167.9)
Inventories, net	(214.9)	(239.8)
Other current and noncurrent assets	(66.9)	(46.4)
Accounts payable	8.3	174.0
Accrued expenses	(80.1)	(89.9)
Other current and noncurrent liabilities	(2.9)	2.1
Total adjustments	(358.4)	(315.9)
Net cash used in operating activities	(348.2)	(286.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(35.7)	(62.9)
Proceeds from sale of property, plant and equipment	0.5	0.4
Purchase of businesses, net of cash acquired	(38.8)	—
Investment in unconsolidated affiliates	(11.8)	(5.2)
Restricted cash	(0.3)	—
Net cash used in investing activities	(86.1)	(67.7)
Cash flows from financing activities:
Proceeds from debt obligations, net	317.5	445.8
Purchases and retirement of common stock	(60.0)	(62.5)
Payment of dividends to stockholders	(10.8)	(10.7)
Payment of minimum tax withholdings on stock compensation	(0.8)	(5.7)
Net cash provided by financing activities	245.9	366.9
Effects of exchange rate changes on cash and cash equivalents	9.6	(38.0)
Decrease in cash and cash equivalents	(178.8)	(24.8)
Cash and cash equivalents, beginning of period	426.7	363.7
Cash and cash equivalents, end of period	$247.9	$338.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended March 31,
	2016	2015
Cost of goods sold	$0.4	$0.2
Selling, general and administrative expenses	5.1	2.2
Total stock compensation expense	$5.5	$2.4

2.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES

During 2014 and 2015, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, China, South America and the United States. The aggregate headcount reduction of approximately 2,100 employees during 2014 and 2015 was initiated in order to reduce costs in response to softening global market demand and reduced production volumes. During 2014 and 2015, the Company expensed and paid an aggregate of $68.7 million and $48.5 million, respectively, associated with these rationalizations, of which a majority related to severance and other related costs. The Company had approximately $16.9 million of severance and related costs accrued as of December 31, 2015. During the three months ended March 31, 2016, the Company recorded an additional $1.9 million of severance and related costs associated with further rationalizations in the United States, South America and Europe, associated with the termination of approximately 200 employees, and paid approximately $3.4 million of severance and associated costs. The remaining $16.0 million of accrued severance and other related costs as of March 31, 2016, inclusive of approximately $0.6 million of positive foreign currency translation impacts, are expected to be paid primarily during 2016.

3.    INDEBTEDNESS

Indebtedness at March 31, 2016 and December 31, 2015 consisted of the following:

	March 31, 2016	December 31, 2015
4½% Senior term loan due 2016	$227.8	$217.2
Credit facility, expires 2020	658.5	338.9
1.056% Senior term loan due 2020	227.8	217.2
5⅞% Senior notes due 2021	307.5	297.4
Other long-term debt	160.3	164.3
Debt issuance costs	(3.5)	(3.6)
	1,578.4	1,231.4
Less: 4½% Senior term loan due 2016	(227.8)	(217.2)
Current portion of other long-term debt	(93.1)	(89.0)
Total indebtedness, less current portion	$1,257.5	$925.2

On April 26, 2016, the Company entered into two term loan agreements with Rabobank, in the amount of €100.0 million and €200.0 million, respectively. The €300.0 million (or approximately $338.0 million) of funding was received on April 26, 2016 and was partially used to repay the Company’s €200.0 million 4½% senior term loan with Rabobank which was due May 2, 2016. The provisions of the two term loans are identical in nature. The Company has the ability to prepay the term loans before their maturity date on April 26, 2021. Interest is payable on the term loans per annum, equal to the EURIBOR plus a margin ranging from 1.0% to 1.75% based on the Company’s net leverage ratio. Interest is paid quarterly in arrears on April 26, July 26, October 26 and January 26 of each year. The term loan contains certain covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of default. The Company also has to fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio.

4.    INVENTORIES

Inventories at March 31, 2016 and December 31, 2015 were as follows:

	March 31, 2016	December 31, 2015
Finished goods	$688.6	$523.1
Repair and replacement parts	568.1	515.4
Work in process	130.4	97.5
Raw materials	338.7	287.4
Inventories, net	$1,725.8	$1,423.4

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At March 31, 2016 and December 31, 2015, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European finance joint ventures. The Company also had an accounts receivable sales agreement that permits the sale, on an ongoing basis, of a portion of its wholesale receivables in Brazil to its Brazilian finance joint venture. As of both March 31, 2016 and

December 31, 2015, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.1 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.8 million and $5.0 million during the three months ended March 31, 2016 and 2015, respectively.

The Company’s finance joint ventures in Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2016 and December 31, 2015, these finance joint ventures had approximately $17.3 million and $17.7 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months ended March 31, 2016 and 2015 is as follows:

	Three Months Ended March 31,
	2016	2015
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$7.8	$30.1
Weighted average number of common shares outstanding	83.0	88.8
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.09	$0.34
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$7.8	$30.1
Weighted average number of common shares outstanding	83.0	88.8
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.2
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	83.1	89.0
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.09	$0.34

Share Repurchase Program

During the three months ended March 31, 2016, the Company entered into an accelerated share repurchase (“ASR”) agreement with a financial institution to repurchase an aggregate of $60.0 million of shares of the Company’s common stock.  The Company received approximately 974,619 shares during the three months ended March 31, 2016 related to the ASR.  All shares received under the ASR were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

Of the $1,050.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $184.2 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income (loss) from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2016 and 2015 are as follows:

Three Months Ended March 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$408.4	$144.2	$924.1	$82.6	$1,559.3
(Loss) income from operations	(0.7)	0.4	70.3	(2.9)	67.1

2015
Net sales	$472.5	$249.0	$908.1	$73.0	$1,702.6
Income (loss) from operations	17.5	13.1	80.5	(12.0)	99.1

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended March 31,
	2016	2015
Segment income from operations	$67.1	$99.1
Corporate expenses	(29.7)	(29.0)
Stock compensation expense	(5.1)	(2.2)
Restructuring and other infrequent expenses	(1.9)	(10.6)
Amortization of intangibles	(11.0)	(10.5)
Consolidated income from operations	$19.4	$46.8

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2016 and 2015 (in millions, except per share data):

	Three Months Ended March 31,
	2016			2015
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$21.3	$9.0	$0.11	$57.4	$38.0	$0.43
Restructuring and other infrequent expenses (2)	1.9	1.2	0.02	10.6	7.9	0.09
As reported	$19.4	$7.8	$0.09	$46.8	$30.1	$0.34

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring and other infrequent expenses recorded during the three months ended March 31, 2016 relate primarily to severance costs associated with the Company’s rationalization of certain European, South American and U.S. manufacturing operations and various administrative offices. The restructuring and other infrequent expenses recorded during the three months ended March 31, 2015 relate primarily to severance costs associated with the Company’s rationalization of certain European manufacturing operations as well as various administrative offices located in Europe and the U.S.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months ended March 31, 2016, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$408.4	$472.5	(13.6)%	$(9.1)	(1.9)%
South America	144.2	249.0	(42.1)%	(52.0)	(20.9)%
Europe/Africa/Middle East	924.1	908.1	1.8%	(22.5)	(2.5)%
Asia/Pacific	82.6	73.0	13.2%	(4.6)	(6.3)%
	$1,559.3	$1,702.6	(8.4)%	$(88.2)	(5.2)%

This earnings release discloses the reduction in inventory on a constant currency basis, excluding the impact of currency translation, between March 31, 2016 and 2015. The following is a reconciliation of the impact of currency translation on the change in inventory balances (in millions):

	March 31, 2016	March 31, 2015	Change from 2015	Change due to currency translation	Change excluding currency translation

Inventories, net	$1,725.8	$1,840.7	$(114.9)	$(5.8)	$(109.1)